Exhibit 99.1

Medical Diagnostic Developer MELA Sciences Appoints

Senior Healthcare Finance Executive Robert W. Cook as CFO

Irvington, NY, April 9, 2014 — MELA Sciences, Inc. (NASDAQ: MELA), developer of the MelaFind® system, an FDA approved optical diagnostic device that assists dermatologists in the diagnosis of melanoma, appointed veteran healthcare executive Robert W. Cook as Chief Financial Officer, filling the position which had been vacant since December 31, 2013. Mr. Cook brings over 20 years of experience in senior finance and management leadership roles in the healthcare and pharmaceutical industries, most recently as SVP and CFO of Immune Pharmaceuticals Inc. (NASDAQ OMX First North and OTCQX: IMNP), a developer of antibody therapeutics for cancer treatment, following its merger with EpiCept Corporation (Nasdaq OMX Stockholm and OTCQX: EPCT).

“Bob brings a wealth of hands-on healthcare industry experience and accomplishment across key functions such as finance, strategic planning, business development and public company reporting,” said Rose Crane, MELA Sciences’ President and CEO. “We are very excited to have attracted such an accomplished professional to support MELA’s strategic transformation.”

“I am very pleased to become the newest member of the MELA management team, and to be joining the Company at an important point in its repositioning efforts,” commented Mr. Cook. “There is significant potential at MELA, and I am eager to get started.”

Mr. Cook spent nine years as SVP and CFO at EpiCept where he was responsible for finance and accounting, SEC reporting, treasury, and budget, as well as IR/PR, information technology, facilities, human resources and corporate administration. He had previously served for six years as EVP and CFO of Pharmos Corporation, a publicly traded biopharmaceutical company.

Mr. Cook began his career in financial services, initially at The Chase Manhattan Bank, N.A. including several years as a managing director responsible for developing business in the U.S. pharmaceutical, medical device and hospital supply sectors. He subsequently served as a Vice President in the Healthcare Group at General Electric Capital Commercial Finance, focused on emerging life science companies.

Mr. Cook earned his Bachelor’s degree in International Finance, magna cum laude, from The American University in Washington, D.C.

About MELA Sciences, Inc. www.melasciences.com

MELA Sciences is a medical device company developing dermatology diagnostics utilizing state-of-the-art optical imaging. The Company’s flagship product is the

MelaFind® system, an FDA, PMA and CE Mark approved, non-invasive diagnostic tool to aid dermatologists in melanoma evaluation and diagnosis. The MelaFind® system uses a variety of visible to near-infrared light waves to evaluate skin lesions from the surface to 2.5 mm beneath the skin. It provides images and data on the relative disorganization of a lesion’s cell structure that provides substantial additional perspective to aid melanoma diagnosis. MELA is also exploring new potential uses for its core imaging technology and algorithms.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and may contain words such as “seeks,” “look forward,” and “there seems” that suggest future events or trends. These statements are based on our current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from our expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. MELA Sciences assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Media	Investors
Diana Garcia Redruello	David Collins, Eric Lentini
MELA Sciences, Inc.	Catalyst Global
212-518-4226	212-924-9800
dgarcia@melasciences.com	mela@catalyst-ir.com